EXHIBIT 99.1
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Press Release dated October 21, 2004



AMLI                                      125 South Wacker Drive
RESIDENTIAL                               Chicago, Illinois 60606

                                          Phone:      312.443.1477
                                          Fax:        312.443.0909
                                          www.amli.com

PRESS RELEASE

FOR IMMEDIATE RELEASE
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October 21, 2004                    For More Information, Contact:

                                    Allan J. Sweet, President
                                    (312) 984-2602

                                    Fred Shapiro, Senior Vice President
                                    (312) 984-5039



                     AMLI RESIDENTIAL ANNOUNCES THIRD
                       SUBURBAN CHICAGO ACQUISITION

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(CHICAGO, IL) AMLI RESIDENTIAL PROPERTIES TRUST (NYSE: AML) announces that it has completed the purchase of AMLI at Kirkland Crossing (formerly the Preserve at Kirkland Crossing) in Aurora, Illinois. As described in a press release dated September 17, 2004, AMLI acquired AMLI at River Run (formerly The Preserve at River Run) in Naperville, Illinois and AMLI at Canterfield (formerly The Tradition at Canterfield) in West Dundee, Illinois last month from the same developer.

AMLI AT KIRKLAND CROSSING is a 266-unit community set on 19.2 acres. The community was completed this year and contains 303,952 rentable square feet in 15 two- and three-story buildings with 52 (20%) one-bedroom, 144 (54%) two-bedroom and 70 (26%) three-bedroom apartment homes. The average size of the apartment homes is 1,143 square feet. The community offers numerous amenities including a resort-style swimming pool and spa, state-of-the-art fitness center, indoor sport court, resident business center, kids fun-n-study center, and attached and detached garages.

"The completion of these three acquisitions, coupled with our two recent Chicago developments, shows our substantial commitment to Chicago, a high-barrier market," stated Allan Sweet, AMLI President. "AMLI is now one of the largest operators of luxury apartment communities in the Chicago suburban market. These acquisitions are consistent with our strategy to continually upgrade our portfolio with young Class A apartment communities."

The AMLI<registered trademark> portfolio currently includes 74 apartment communities containing 27,594 apartment homes, with an additional 1,854 apartment homes under development or in lease-up in five locations. AMLI is focused on the development, acquisition and management of institutional quality multifamily communities in the Southeast, Southwest, Midwest and Mountain regions of the U.S. AMLI Residential also serves as institutional advisor and asset manager for large pension funds, tax-exempt foundations and other financial institutions through AMLI's co-investment business. AMLI employs approximately 850 people who are dedicated to achieving AMLI's mission--Provide An Outstanding Living Environment For Our Residents. More information on AMLI is available at www.amli.com.